                                                                    EXHIBIT 12.2
                          THERMO ELECTRON CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                            THREE
                                                                           MONTHS
                                          YEAR ENDED                        ENDED
                         -----------------------------------------------  ---------
                                                                          MARCH 29,
                           1992      1993      1994     1995      1996      1997
                         --------  --------  -------- --------  --------  ---------
Income before provision
 for income taxes and
 cumulative effect of
 change in accounting
 principle.............. $ 88,673  $110,381  $175,414 $238,293  $301,661  $ 80,455
Less:
  Minority interest in
   losses of
   consolidated
   subsidiaries.........     (281)     (215)      --      (789)   (1,797)   (4,213)
Add:
  Minority interest in
   consolidated
   subsidiaries with
   fixed charges........   14,183    21,301    30,962   61,044    74,306    21,275
  Interest on
   indebtedness and
   amortization of debt
   expense..............   24,322    31,736    59,844   77,861    96,695    21,412
  Portion of rents
   representative of the
   interest factor (1)..   15,208    15,621    15,806   16,251    20,856     5,774
                         --------  --------  -------- --------  --------  --------
    Income, As Adjusted. $142,105  $178,824  $282,026 $392,660  $491,721  $124,703
                         ========  ========  ======== ========  ========  ========
Fixed Charges:
  Interest on
   indebtedness and
   amortization of debt
   expense.............. $ 24,322  $ 31,736  $ 59,844 $ 77,861  $ 96,695  $ 21,412
  Portion of rents rep-
   resentative of the
   interest factor (1)..   15,208    15,621    15,806   16,251    20,856     5,774
  Capitalized interest..    7,100     8,400     2,114      --        --        --
                         --------  --------  -------- --------  --------  --------
    Fixed Charges....... $ 46,630  $ 55,757  $ 77,764 $ 94,112  $117,551  $ 27,186
                         ========  ========  ======== ========  ========  ========
Ratio of Earnings to
 Fixed Charges..........     3.05      3.21      3.63     4.17      4.18      4.59
                         ========  ========  ======== ========  ========  ========

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(1) Portion of rents representative of the interest factor is 1/3 of total rents.